Exhibit 10.41

ARTISTdirect, Inc.
5670 Wilshire Blvd, Suite 200
Los Angeles, CA 90036

December 23, 2002

Marc Geiger
c/o ARTISTdirect, Inc.
5670 Wilshire Boulevard, Suite 200
Los Angeles, California 90036

Re: Amendment No. 2 to Employment Agreement

Dear Marc:

     The purpose of this letter is to memorialize the terms and conditions of our prior agreement on November 1, 2002 to defer the payment of fifty percent (50%) of your salary. Reference is made to the employment agreement between you and us dated July 28, 1998 as amended on July 1, 2001 (the “Agreement”). Capitalized terms used without definition in this amendment to the Agreement (this “Amendment”) shall have the meanings ascribed to them in the Agreement.

     This Amendment confirms our prior agreement that, notwithstanding anything to the contrary contained in Section 5(a) of the Agreement, you and we agreed on November 1, 2002 to amend the Agreement, effective as of November 1, 2002, to defer payment of fifty percent (50%) (i.e., $250,000) of your future annual salary as set forth in Section 5(a) of the Agreement for the period of November 1, 2002 through the end of the Term, until our receipt of an aggregate of Twenty Million Dollars ($20,000,000) or more in new debt or equity financing (the “Triggering Event”), and, for the avoidance of doubt, excluding any amounts paid to us as an advance against amounts payable to us under any agreement regarding the distribution of our products). In addition to the foregoing, if any of the following other events occur prior to the Triggering Event, you will also be paid the deferred salary as set forth below; (i) a merger, consolidation, sale of fifty percent (50%) or more of our voting stock or sale of all or substantially all of our assets; (ii) your death or your attainment of age sixty-five (65); or (iii) the termination of your employment with us. Within thirty (30) days following the Triggering Event or any of the other events described above, we shall pay you in one lump sum the amount of your deferred salary, net of applicable tax withholdings. For the avoidance of doubt, upon the Triggering Event or any of the other events described above, our agreement to defer fifty percent (50%) of your future salary as memorialized herein will terminate.

     You understand that salary can only be deferred before it is earned and before the services it relates to have been rendered. You further understand that the deferred salary will be credited to an account maintained on your behalf on our books and records, but no actual trust fund or escrow account will be established. You will at all times have the status of a general employee creditor of us with respect to the balance credited to your deferred salary account, and you will have no right to assign, pledge or otherwise encumber your interest in that account.

     You hereby confirm that your prior agreement with us on November 1, 2002 to defer payment of fifty percent (50%) of your salary was made voluntarily on your part for the sole

Marc Geiger
December 23, 2002

purpose of facilitating our ability to raise additional capital from outside investors for our operations.

     In signing this Amendment, you agree that you are not relying upon any statements, representations or promises made by us or our agents, except as specifically set forth herein. This Amendment, together with the Agreement as modified herein, sets forth the entire agreement between us and fully supersedes any and all prior or contemporaneous negotiations, understandings, agreements or communications, whether written or oral, between us pertaining to the subject matter hereof.

     As amended hereby, the Agreement remains in full force and effect and is hereby ratified and affirmed.

ARTISTdirect, Inc.

By:	/s/ JAMES B. CARROLL

An Authorized Signatory
Its:	EVP & CFO

ACCEPTED AND AGREED:

/s/ MARC P. GEIGER

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